Exhibit 99.1
MiMedx Announces Appointment of William L. Phelan as Chief Accounting Officer

Marietta, GA., May 5, 2020 - MiMedx Group, Inc. (OTC PINK: MDXG) (“MiMedx” or “the Company”), an industry leader in advanced wound care and an emerging therapeutic biologics company, today announced the appointment of William L. Phelan as Senior Vice President and Chief Accounting Officer, effective May 1, 2020. Mr. Phelan is a highly accomplished accounting professional with more than 25 years of experience building, leading and advising companies, and brings strong knowledge of financial reporting requirements and internal controls to the Company’s financial management team. He has worked with MiMedx in a consultative capacity for nearly two years.

Peter M. Carlson, MiMedx Chief Financial Officer, commented, “Mr. Phelan has already provided significant expertise throughout the restatement process. He has been critical to moving MiMedx towards becoming current in our financial reporting and strengthening the Company’s internal controls. His interest in joining the Company as a full-time employee is a testament to our commitment to transparency and a patient-centered culture.”

Prior to joining MiMedx, Mr. Phelan was a Managing Director for CFGI, a leading firm providing accounting, reporting, tax and compliance services. In his prior role, Mr. Phelan provided accounting advisory services for a number of companies, including MiMedx, and he brings considerable experience in interim management, SEC and financial reporting, and process improvements, as well as a variety of technical accounting fields. Before joining CFGI, he served as Vice President and Chief Accounting Officer at a Florida-based pharmaceutical company. Mr. Phelan holds a Bachelor of Science in Accounting from Shippensburg University and a Master of Business Administration from Penn State University. He is licensed as a certified public accountant in Pennsylvania, and a member of multiple accounting industry associations.

About MiMedx
MiMedx® is an industry leader in advanced wound care and an emerging therapeutic biologics company developing and distributing human placental tissue allografts with patent-protected processes for multiple sectors of healthcare. The Company processes the human placental tissue utilizing its proprietary PURION® process methodology, among other processes, to produce allografts by employing aseptic processing techniques in addition to terminal sterilization. MiMedx has supplied over 1.8 million allografts to date. For additional information, please visit www.mimedx.com.

Contacts:
Hilary Dixon
Corporate & Investor Communications
770.651.9066
investorrelations@mimedx.com